Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2015

Clarksville, Indiana—November 16, 2015. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income of $6.8 million and net income available to common shareholders of $6.6 million, or $2.93 per diluted share, for the year ended September 30, 2015 as compared to net income of $5.4 million and net income available to common shareholders of $5.2 million, or $2.34 per diluted share, for the year ended September 30, 2014.

Noninterest income for 2015 includes an $831,000 gain on life insurance policies recognized in the quarter ended June 30, 2015. Excluding the impact of this nonrecurring item, the Company would have reported net income of $6.1 million and net income available to common shareholders of $5.9 million, or $2.64 per diluted share, for the year ended September 30, 2015.

Net interest income after provision for loan losses increased $657,000 for the year ended September 30, 2015 as compared to the year ended September 30, 2014. Interest income increased $493,000 when comparing the two years due primarily to an increase in the average balance of interest-earning assets of $28.4 million, from $633.2 million for 2014 to $661.6 million for 2015, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets, from 4.50% for 2014 to 4.41% for 2015. Interest expense increased $223,000 when comparing the two years due to an increase in the average balance of interest-bearing liabilities of $13.6 million, from $552.3 million for 2014 to $565.9 million for 2015, and an increase in the average cost of interest-bearing liabilities, from 0.64% for 2014 to 0.67% for 2015. The provision for loan losses decreased $387,000, from $1.2 million for 2014 to $859,000 for 2015. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $123,000, from $4.3 million at September 30, 2014 to $4.4 million at September 30, 2015. Net charge-offs were $485,000 for the year ended September 30, 2015 as compared to net charge-offs of $534,000 for the year ended September 30, 2014.

Noninterest income increased $930,000 for the year ended September 30, 2015 as compared to the year ended September 30, 2014. The increase was due primarily to a gain on life insurance of $831,000 and an increase in net gain on sale of loans of $537,000, which more than offset decreases in net gain on trading account securities and other income of $264,000 and $209,000, respectively. The increase in net gain on sale of loans is due primarily to the sale of loans guaranteed by the U.S. Small Business Administration (“SBA”). The decrease in other income is due primarily to a litigation settlement of $277,000 received during the quarter ended March 31, 2014 as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses increased $727,000 for the year ended September 30, 2015 as compared to the year ended September 30, 2014. The increase was due primarily to increases in compensation and benefits, advertising and data processing expenses of $642,000, $130,000 and $153,000, respectively, which more than offset a decrease in net loss on other real estate owned of $229,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases; increased incentive compensation based on Company performance; and increased staffing as a result of the Company’s enhanced focus on its SBA lending business. The increase in data processing expense is due primarily to contract termination costs of $68,000 incurred in 2015. The decrease in net loss on other real estate owned is due primarily to $210,000 in provisions for losses on other real estate owned recognized during 2014 as compared to $73,000 in provisions for losses during 2015, and $84,000 less in net expenses recognized on other real estate owned.

The Company recognized income tax expense of $1.6 million for the year ended September 30, 2015, for an effective tax rate of 18.9%, as compared to income tax expense of $2.1 million, for an effective tax rate of 27.8%, for the year ended September 30, 2014. The decreases in income tax expense and the effective tax rate for the year ended September 30, 2015 were due primarily to the nontaxable gain on life insurance and the tax benefit provided by the Company’s captive insurance subsidiary, which was formed in September 2014.

Results of Operations for the Three Months Ended September 30, 2015 and 2014

The Company reported net income and net income available to common shareholders of $1.8 million, or $0.79 per diluted share, for the three-month period ended September 30, 2015 as compared to net income of $1.4 million and net income available to common shareholders of $1.3 million, or $0.60 per diluted share, for the three-month period ended September 30, 2014.

Net interest income after provision for loan losses increased $311,000 for the three months ended September 30, 2015 as compared to the same period in 2014. Interest income increased $291,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $31.8 million, from $640.7 million for 2014 to $672.5 million for 2015, and an increase in the average tax-equivalent yield on interest-earning assets, from 4.43% for 2014 to 4.44% for 2015. Interest expense increased $90,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $11.7 million, from $555.3 million for 2014 to $567.0 million for 2015, and an increase in the average cost of interest-bearing liabilities, from 0.63% for 2014 to 0.68% for 2015. The provision for loan losses decreased $110,000, from $342,000 for 2014 to $232,000 for 2015. Net charge-offs were $128,000 for the three months ended September 30, 2015 as compared to net charge-offs of $84,000 for the same period in 2014.

Noninterest income increased $581,000 for the three months ended September 30, 2015 as compared to the same period in 2014. The increase was due primarily to a $508,000 increase in net gain on sale of loans, which is due primarily to the sale of loans guaranteed by the SBA.

Noninterest expenses increased $515,000 for the three months ended September 30, 2015 as compared to the same period in 2014. The increase was due primarily to an increase in compensation and benefits expense of $466,000, which is due primarily to normal salary, wages and benefits increases; increased incentive compensation based on Company performance; and increased staffing as a result of the Company’s enhanced focus on its SBA lending business.

The Company recognized income tax expense of $415,000 for the three months ended September 30, 2015, for an effective tax rate of 18.5%, as compared to income tax expense of $496,000 for an effective tax rate of 26.6%, for the same period in 2014. The decreases in income tax expense and the effective tax rate for the 2015 period were due primarily to a higher level of nontaxable income and the tax benefit provided by the Company’s captive insurance subsidiary.

Comparison of Financial Condition at September 30, 2015 and September 30, 2014

Total assets increased $36.8 million, from $713.1 million at September 30, 2014 to $749.9 million at September 30, 2015. Net loans increased $24.6 million due primarily to continued growth in the Bank’s commercial real estate loan portfolio. Borrowings from the Federal Home Loan Bank increased $25.3 million in order to provide funding for loan growth.

Stockholders’ equity increased $7.3 million, from $87.1 million at September 30, 2014 to $94.4 million at September 30, 2015. At September 30, 2015, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

YEARS ENDED SEPTEMBER 30, 2015 AND 2014

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2015	2014	2015	2014
(In thousands, except share and per share data)

Total interest income	$7,139	$6,848	$27,987	$27,494
Total interest expense	962	872	3,778	3,555

Net interest income	6,177	5,976	24,209	23,939
Provision for loan losses	232	342	859	1,246

Net interest income after provision for loan losses	5,945	5,634	23,350	22,693

Total noninterest income	1,850	1,269	5,976	5,046
Total noninterest expense	5,552	5,037	20,999	20,272

Income before income taxes	2,243	1,866	8,327	7,467
Income tax expense	415	496	1,576	2,077

Net Income	$1,828	$1,370	$6,751	$5,390

Less: Preferred stock dividends declared	(42)	(43)	(171)	(171)

Net Income available to common shareholders	$1,786	$1,327	$6,580	$5,219

Net Income per share, basic	$0.83	$0.63	$3.07	$2.46
Weighted average common shares outstanding, basic	2,161,723	2,100,064	2,140,632	2,122,880

Net Income per share, diluted	$0.79	$0.60	$2.93	$2.34
Weighted average common shares outstanding, diluted	2,269,330	2,205,538	2,247,966	2,229,314

Performance ratios (annualized for three-month periods):
Return on average assets	0.99%	0.78%	0.93%	0.78%
Return on average equity	7.87%	6.35%	7.43%	6.38%
Return on average common stockholders' equity	9.65%	7.92%	9.16%	8.01%
Interest rate spread	3.76%	3.80%	3.74%	3.86%
Net interest margin	3.86%	3.89%	3.84%	3.93%
Efficiency ratio	69.17%	69.52%	69.57%	69.94%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2015	2014
(Dollars in thousands, except per share data)

Total assets	$749,946	$713,129
Cash and cash equivalents	24,994	20,330
Investment securities	191,992	195,435
Gross loans	465,055	440,126
Allowance for loan losses	6,624	6,250
Earning assets	680,744	649,086
Goodwill	7,936	7,936
Core deposit intangibles	1,381	1,725
Deposits	533,297	533,194
FHLB borrowings	104,867	79,548
Total liabilities	655,589	626,049
Stockholders' equity	94,357	87,080

Book value per common share	35.37	32.21
Tangible book value per common share	31.11	27.76

Non-performing assets:
Nonaccrual loans	4,153	3,804
Accruing loans past due 90 days	252	478
Troubled debt restructurings classified as performing loans	8,090	7,537
Foreclosed real estate	618	953
Other nonperforming assets	-	12

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.37%	1.40%
Allowance for loan losses as a percent of
nonperforming loans	150.37%	145.96%
Nonperforming loans as a percent of total loans	0.91%	0.96%
Nonperforming assets as a percent of total assets	1.75%	1.79%